RBS CITIZENS, NATIONAL ASSOCIATION
63 Eugene O’Neill Drive
New London, Connecticut 06103

October 12, 2012

David C. Benoit
Vice President-Finance and Treasurer
Connecticut Water Service, Inc.
93 West Main Street
Clinton, CT 06413

Re:    Modification of Revolving Credit Facility

Dear Mr. Benoit:

We are pleased to confirm the willingness of RBS Citizens, National Association, successor-by-merger to Citizens Bank of Connecticut (the “Bank”) to amend the terms and conditions of the existing demand revolving credit facility (the “Facility”) provided to Connecticut Water Service, Inc. (the “Company”) pursuant to a letter agreement between the Bank and the Company dated as of May 8, 2002 (as amended and in effect, the “Letter Agreement”), as amended by that certain letter agreement between the Bank and the Company dated as of May 17, 2002, by that certain letter agreement between the Bank and the Company dated as of June 12, 2003, by that certain letter agreement between the Bank and the Company dated as of March 12, 2004, by that certain letter agreement between the Bank and the Company dated as of January 30, 2006, by that certain letter agreement between the Bank and the Company dated as of November 20, 2007, by that certain letter agreement between the Bank and the Company dated as of September 15, 2009, by that certain letter agreement between the Bank and the Company dated as of May 5, 2010, and by that certain letter agreement between the Bank and the Company dated as of June 1, 2011. The Letter Agreement is hereby amended as follows:

1.    Paragraph 1 of the Letter Agreement, entitled “Amount” is hereby amended and restated in its entirety to read as follows:

The aggregate principal amount of loans and advances (“Advances”) outstanding under the Facility shall not exceed $20,000,000 at any time during the period commencing on the effective date of this Letter Agreement and terminating on the Maturity Date.

2.    Paragraph 2 of the Letter Agreement, entitled “Term”, is hereby amended and restated in its entirety to read as follows:

“This Facility shall expire, terminate and be repayable on June 30, 2014 (the “Maturity Date”), unless renewed by the Bank.”

3.    Any and all references to the “Maturity Date” set forth in the Letter Agreement shall be amended to refer to, and mean, June 30, 2014.

4.    Paragraph 8 of the Letter Agreement, entitled “Facility Fee”, is hereby deleted in its entirety, and replaced with the following:

“8.    Unused Fee.

In consideration of the Bank’s agreement to make the Facility available to the Company, the Company shall pay to the Bank a non-refundable “Unused Fee” at the rate of 0.1875% (i.e. 18.75 basis points) per annum multiplied by the average daily unused portion of the Facility (the “Unused Fee”). The Unused Fee shall be payable quarterly in arrears, on the first day of each calendar quarter and computed on the basis of a 360-day year and assessed for the actual number of days elapsed.”

5.    Paragraph 13 of the Letter Agreement, entitled “Representations, Warranties and Covenants” is hereby amended by adding the following seven (7) paragraphs to the end thereof:

The Company hereby covenants that is shall not incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money, letters of credit, or the deferred purchase price of property or services (including any capital lease), except for: (A) accounts payable to trade creditors incurred in the ordinary course of business; (B) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (C) purchase money indebtedness or capital leases; (D) unsecured indebtedness to Bank and/or other lenders; and (E) secured indebtedness to other lenders, provided that Bank is given a pari passu lien in the collateral other than the Company’s $1 million guaranty (the “Guaranty”) to support The Connecticut Water Company’s refinancing of certain bonds through a loan by CoBank, ACB (“CoBank”). The Guaranty is secured by a statutory lien in favor of CoBank in any ownership interest required to be acquired in CoBank by the Company, as guarantor (“Statutory Lien 1”) and which Statutory Lien 1 shall not be secured on a parri passu basis. Also exempted from this paragraph is the Company’s line of credit with CoBank which is also secured by a similar statutory lien in favor of CoBank in any ownership interest required to be acquired in CoBank by the Company (“Statutory Lien 2”).

The Company hereby covenants that is shall not create, incur, assume, or allow to exist any liens, except for: (A) liens in favor of Bank and other lenders; provided, that any such liens shall be pari passu, other than Statutory Lien 1 and Statutory Lien 2 each of which are permitted but shall not be secured pari passu; (B) liens for taxes, assessments, or governmental charges that are not past due; (C) pledges and deposits under workers’

compensation, unemployment insurance, and social security laws; (D) pledges and deposits to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), and like obligations arising in the ordinary course of business as conducted on the date hereof; (D) liens imposed by applicable law in favor of mechanics, material suppliers, warehouses, and like persons that secure obligations that are not past due; (E) liens to secure debt permitted under the immediately preceding paragraph, as long as such liens attach only to the property being acquired; and (F) easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment of the Company’s property or assets encumbered thereby in the normal course of business or materially impair the value of the property subject thereto.

Without limiting the provisions of Subparagraph A of the immediately preceding paragraph, and notwithstanding Section 7 of the Letter Agreement, in the event that the Company grants a lien on any of its assets to another lender or other financial institution, then the Company hereby agrees to grant a lien on such assets to the Bank on a pari passu basis other than with regards to Statutory Lien 1 and Statutory Lien 2 which are not secured on a pari passu basis. The documents evidencing such lien shall be in form and substance reasonably acceptable to the Bank.

The Company hereby covenants that it shall not permit the ratio of its debt to capitalization to exceed sixty percent (60%), as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended.

The Company hereby covenants that the ratio of the The Connecticut Water Company’s earnings before interest and taxes to the The Connecticut Water Company’s interest expense shall be equal to or greater than 2:00 to 1:00, as determined by the Bank in its reasonable discretion. The foregoing covenant shall be tested as of the last day of each fiscal quarter, based on the fiscal quarter then ended.

The Company hereby covenants that it shall, at all times, maintain an investment grade rating with either Moody’s or Standard and Poor’s. The foregoing covenant shall be tested by the Bank at such times at it shall determine.

Any failure of the Company to comply with the provisions of this Paragraph 13 shall constitute a default hereunder, permitting Bank to terminate this Facility and demand immediate repayment of the Facility.

6.    A new Paragraph 16, entitled “Cross-Default” is hereby added to the Letter Agreement as follows:

In the event that the Company or any subsidiary of the Company, should, after any applicable grace period, be in a payment default under the terms of any other agreement with Bank or any affiliate of Bank, or any other lender, then any such default shall constitute a default hereunder, permitting Bank to terminate this Facility and demand immediate repayment of this Facility.

7.    Amendment to Demand Promissory Note. The Demand Promissory Note dated May 8, 2002 made by the Company as Maker to the order of the Bank as Payee is hereby amended to increase the principal amount thereof to $20,000,000, which amendment shall be evidenced by an allonge to the Demand Promissory Note executed by the Company in substantially the form attached hereto as Exhibit A (the “Third Allonge”), which Third Allonge shall be permanently attached to the Demand Promissory Note, and which Third Allonge is hereby incorporated in the Letter Agreement by reference and made a part thereof.

Please confirm the Company’s acceptance of the foregoing amendment to the Facility by signing and returning to us the enclosed copy of this letter.

RBS CITIZENS, NATIONAL ASSOCIATION (successor-by merger-to Citizens Bank of Connecticut)

By: /s/ Anthony Castellon
Name: Anthony Castellon
                     Title: Senior Vice President

The Company hereby agrees to and accepts the terms and conditions contained in the foregoing letter and confirms that the Bank, shall be entitled but shall not be obliged, to rely upon and act in accordance with any communication (whether a request for an Advance under this Facility or any other notice, request, instruction or other communication whatsoever) which may be or purport to be given by telephone or facsimile transmission on the Company’s behalf by any person notified to the Bank by the Company as being authorized to give such communication without inquiry by the Bank to make such communication. The Company hereby indemnifies the Bank and agrees to hold it harmless against all losses, claims, actions, proceedings, damages, costs and expenses incurred or sustained by the Bank as a result thereof or in connection therewith.

The persons authorized to give communication on the Company’s behalf are the persons named on the certificate of incumbency delivered to the Bank pursuant to Paragraph 9(e) of the Letter Agreement.

CONNECTICUT WATER SERVICE, INC.

By: /s/ David C. Benoit
Name: David C. Benoit
Title: Vice President, Finance and CFO

EXHIBIT A

(ATTACH ALLONGE)